Exhibit 99.1

Allied Capital Chief Operating Officer to Retire at End of 2008

Washington, DC – April 28, 2008 – Allied Capital Corporation (NYSE:ALD) announced today that Joan M. Sweeney, Chief Operating Officer, intends to retire from the Company at the end of 2008. Following her retirement, Ms. Sweeney will continue to serve on the Company’s Board of Directors and is expected to enter into a consulting agreement with the Company.

In anticipation of Ms. Sweeney’s retirement, the Company has named managing directors to new executive positions, all reporting to Bill Walton, Chairman and Chief Executive Officer. Robert D. Long, Managing Director, will assume the position of Head of Asset Management. Mr. Long has been with the Company since 2002 leading the Company’s business development activities and developing the Company’s asset management business.

John Fruehwirth, Managing Director, will assume the position of Deputy Head of Private Finance. Mr. Fruehwirth has been with the Company since 2003 and has played a significant role in building the Company’s private finance investment portfolio.

John Scheurer, Managing Director, will assume the new title of Head of Commercial Real Estate Finance. Mr. Scheurer has been responsible for the Company’s commercial real estate investing activities since 1991.

Michael Grisius and Daniel Russell, Managing Directors, have been selected to serve as vice chairmen of the Company’s investment committee. Mr. Grisius and Mr. Russell have been with the Company since 1992 and 1998, respectively.

“Joan has been a key part of Allied Capital’s success for the past 15 years, and we are pleased that she plans to remain with the Company as a director and consultant upon her retirement,” said Bill Walton. “Our management team is deep and we are fortunate to have exceptionally talented individuals to help create Allied’s future growth and prosperity.”

About Allied Capital
Allied Capital is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in and supporting the U.S. entrepreneurial economy.

Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At December 31, 2007, the company’s private finance portfolio included investments in 120 companies that generate aggregate revenues of over $13 billion and employ more than 95,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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